EXHIBIT 10 (ak)

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of August 1, 2005 (“Effective Date”), between Combined Insurance Company of America, an Illinois insurance corporation (the “Company”), and Richard M. Ravin (“Executive”).

WHEREAS, the Company seeks to continue to employ Executive as President and Chief Executive Officer of the Company and to have him serve as senior executive officer of one or more subsidiaries of the Company; and

WHEREAS, Executive desires to serve and to be employed upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed upon the terms and subject to the conditions contained in this Agreement. The term of employment of Executive pursuant to this Agreement shall commence effective as of August 1, 2005 and shall end on March 31, 2009 or, if later, the day immediately following the date on which the Organization and Compensation Committee (“Committee”) of Aon’s Board of Directors (“Board”) meets in 2009 to award bonus or incentive compensation (“Employment Period”), unless earlier terminated pursuant to Section 4 hereof.

2. Position and Duties; Responsibilities.

(a)                                  Position and Duties. Executive shall be employed as President and Chief Executive Officer of the Company and shall, during the Employment Period, be employed in such other positions with subsidiaries of the Company as from time to time determined by the Board. In all circumstances and for all purposes, Executive shall report directly to the Board. During the Employment Period, Executive shall perform faithfully and loyally and to the best of his abilities the duties assigned to him hereunder and shall devote his full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use his best efforts to promote the interests of the Company and its subsidiaries. Executive may engage in charitable, civic or community activities and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with his duties hereunder or violate the terms of any of the covenants contained in Sections 6, 8 or 9 hereof and (ii) such other business corporation provides Executive with director and officer insurance coverage which, in the opinion of the Board, is adequate under the circumstances.

(b)                                 Responsibilities. Executive shall have the authority and duty to supervise and direct the business of the Company, subject to the control and direction of the Board. Executive shall have the authority and responsibility for and in connection with the hiring, firing, employment, supervision, discipline, duties and responsibilities of all personnel, including direct reports employed by the Company or any Subsidiary. Executive shall use his best efforts to support the development of policies and services of Aon as deemed appropriate by the Board and to develop a succession plan for the Company; provided, however, that Executive’s bonus under Section 3(b) shall not in any respect be based on the success or failure of any such succession plans. As of the Effective Date and continuing for the Employment Period, Executive shall also have other executive administrative duties and responsibilities on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board; provided that Executive shall not, without his consent, be assigned tasks that would be inconsistent or interfere with those of President and Chief Executive Officer of the Company.

3. Compensation.

(a)                                  Salary. During the Employment Period, the Company shall pay to Executive a base salary payable in accordance with the Company’s payroll policy (“Salary”) at the rate of no less than $800,000 per annum.

(b)                                 Annual Bonus. For each calendar year of the Employment Period beginning with 2006,  Executive shall be eligible for payment of an annual cash bonus under the Senior Officer Incentive Compensation Plan, as approved by Aon’s stockholders in 2001 and as amended or replaced from time to time thereafter (the “Plan”). Executive’s annual cash bonus shall be determined in accordance with the Executive Incentive Compensation guidelines applicable to Aon’s Chairman, CEO and members of the Aon Policy Committee (the “Guidelines”) which provide, in part, that 50% of any bonus to which Executive is entitled is based on the performance of Aon (“Aon Portion”) and 50% of any such bonus is based on the performance of the Company (“Company Portion”). Notwithstanding anything to the contrary herein, for the calendar year 2005, the maximum amount of Executive’s annual cash bonus shall be $1,440,000 (the “Target Bonus”). Executive shall receive up to 75% of the Target Bonus (i.e., $1,080,000) based on the “revenue”, “GAAP pre-tax profit” and “Bonus as % Salary” values set forth in the document entitled “Richard Ravin: Incentive Plan 2005.”  Executive shall be eligible to receive the remaining 25% of his 2005 Target Bonus (i.e., up to $360,000) based on the performance of Aon and other personal and discretionary objectives as determined by Aon’s CEO. Annual cash bonuses shall be paid to Executive no later than the date on which bonuses are typically paid to Aon’s Chairman, CEO and members of Aon’s Policy Committee.

(c)                                  Restricted Stock Units. There shall be granted to Executive an award of 33,500 restricted stock units of Aon common stock (“RSUs”), subject to approval by the Committee at its regular meeting at which such matters are considered,  in March 2006 (“Grant Date”). The RSUs will be granted pursuant to the Aon Stock Incentive Plan (“Incentive Plan”); provided that, notwithstanding anything to the contrary in the Incentive Plan, the RSUs shall vest over a three-year period as follows, if Executive is employed by the Company on the applicable date: 20% to vest on the first anniversary of the Grant Date, 20% to vest on the second anniversary of the Grant Date and 60% to vest on the third anniversary of the Grant Date. The RSUs shall be appropriately adjusted for any stock splits or stock dividends affecting Aon common stock after the Effective Date.

(d)                                 Other Benefits. During the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit plans generally available to executives of the Company (“Employee Benefits”). Executive shall be entitled to take paid time off for vacation or illness in accordance with the Company’s policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

(e)                                  Expense Reimbursement. During the Employment Period the Company shall reimburse Executive in accordance with the Company’s policies and procedures, for all proper expenses incurred by him in the performance of his duties hereunder.

(f)                                    Pension. Executive shall be entitled to a Pension from the Company or any successor thereto upon his termination of employment for any or no reason, subject to the following:

(i)  The Pension shall be paid monthly to Executive for life commencing as of the first day of the calendar month following his termination of employment in an amount equal to one-twelfth (1/12) of .5% of Executive’s final average pay multiplied by his aggregate number of years of service with the Company (or any affiliate or subsidiary thereof) up to 20. The first monthly payment shall include an additional amount equal to the maximum amount that would be paid under the Aon Severance Plan (currently 30 weeks) regardless of whether Executive otherwise qualifies for such amount.

(ii)  Executive’s final average pay is equal to the average of Executive’s five highest consecutive calendar years of earnings (Salary and bonus) out of his last 10 calendar years of earnings.

(iii)  The Pension shall be in addition to, and not in lieu of, Executive’s rights to pension or other retirement benefits under any employee 401(k), pension or other retirement plan that is tax-qualified under Code Section 401(a) or any nonqualified deferred compensation plan or supplemental executive retirement plan maintained by the Company. The Pension provided under this Section shall not in any way affect Executive’s rights with respect to such other plans and benefits.

4. Termination.

(a)                                  Death. Upon the death of Executive during the Employment Period, this Agreement shall automatically terminate and Executive’s executor, administrator or designated beneficiary shall be entitled to receive Executive’s Base Salary which shall have accrued to the date of such death.

(b)                                 Disability. The Company may, at its option, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position, with reasonable accommodation if relevant, required of him hereunder for a continuous period of 120 days or any 180 days within any 12-month period. Upon such termination, Executive or his legal representative shall be entitled to receive the Base Salary which shall have accrued to the date of termination. In the event of any dispute regarding the existence of Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of an independent physician agreed upon between Executive and the Board specializing in the claimed area of incapacity or disability. Executive shall submit to appropriate medical examinations for purposes of such determination.

(c)                                  Cause. (i) The Company may at any time, at its option, terminate Executive’s employment under this Agreement immediately for Cause (as hereinafter defined). The Company’s decision in this regard shall be taken by the Board. Executive shall be given at least seven days advanced written notice of any meeting at which the Board proposes to put forward for a vote a decision on whether or not to terminate Executive for Cause and the written notice shall describe in reasonable detail the basis on which the Board may conclude that Cause exists. Executive shall have the opportunity to appear in person and to make such written and/or oral presentation to such meeting of the Board as Executive thinks necessary. If a majority of the Board authorizes by affirmative vote a termination for Cause at such meeting (whether or not Executive makes any oral or written presentations at such meeting) such determination shall be final and binding upon the Company and Executive once such decision is confirmed in writing and communicated to Executive.

(ii) As used in this Agreement, the term “Cause” shall mean any one or more of the following:

(A)  any failure or inability (other than by reason of physical or mental disability determined in accordance with Section 4(b)) of Executive to perform his material duties under this Agreement to the satisfaction of at least a majority of the members of the Board, including, without limitation, any refusal by Executive to perform such duties or to perform such specific directives of the Board which are consistent with the scope and nature of Executive’s duties and responsibilities under this Agreement;

(B)  any intentional act of fraud, embezzlement or theft by Executive in connection with his duties hereunder or in the course of his employment hereunder or Executive’s admission or conviction of, or plea of nob contendre to, a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(C)  any gross negligence or willful misconduct of Executive in connection with his duties hereunder or during the course of his employment that results in a monetary loss to the Company, or damage to the reputation of the Company;

(D)  any breach by Executive of any one or more of the covenants contained in Section 6, 8 or 9 hereof or

(E)  any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries in connection with his duties hereunder or during the course of his employment.

(iii) The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company in respect of the breach giving rise to such termination.

(iv) If the Company terminates Executive’s employment for Cause, as defined in Section 4(c)(ii)(B), (C), (D) or (E), he shall be entitled to:

(A)  accrued Base Salary through the date of the termination of his employment; and

(B) other accrued and unpaid Employee Benefits to which Executive is entitled upon his termination of employment with the Company, including regular and supplemental retirement and disability benefits, in accordance with the terms of the plans and programs of the Company.

(v) if the Company terminates Executive’s employment for Cause, as defined in Section 4(c)(ii)(A), he shall be entitled to:

(A) the payments specified by Sections 4(c)(iv)(A) and (B); and

(B) the continuation of the Base Salary, at the rate in effect at the date of such termination of employment, for a period of one year from the date of such termination of employment.

(d)                                 Termination Without Cause. If, during the Employment Period, the Company terminates the employment of Executive hereunder for any reason other than a reason set forth in Section 4(a), (b) or (c), the Company shall give Executive 30 days’ prior written notice of such termination, and:

(i)  Upon such termination, Executive shall be entitled to receive the payments and benefits specified by Sections 4(c)(iv)(A) and (B);

(ii)  The Company shall continue to pay Executive, through the remainder of the Employment Period, his Base Salary at the rate in effect at the date of such termination of employment.

(e)                                  Voluntary Termination. Executive may voluntarily terminate his employment with the Company prior to the end of the Employment Period for any reason. If Executive voluntarily terminates his employment pursuant to this Section 4(e), Executive shall give the Company 12 months prior written notice and shall be entitled to the payments specified by Sections 4(c)(iv)(A) and (B).

5. Federal and State Withholding. The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

6. Noncompetition; Nonsolicitation.

(a)                                  General. Executive acknowledges that in the course of his employment with the Company, he has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries, and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries.

(b)                                 Noncompetition. Executive agrees that during the period of his employment with the Company and for a period of two years thereafter (“Noncompetition Period”) he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business in which Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or any of its subsidiaries, as of the termination of Executive’s employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(c)                                  Nonsolicitation. Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly, induce or attempt to induce any agent or employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever.

(d)                                 Exceptions. Nothing in this Section shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.

(e)                                  Reformation. It at any time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section.

7. Consideration; Breach. The Company and Executive agree that the payments to be made, and the benefits to be provided, by the Company to Executive shall be made and provided in consideration of Executive’s agreements contained in Section 6. In the event that Executive shall breach any provision of Section 6, the Company shall be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 and upon such termination the Company shall have no further liability to Executive under this Agreement.

8. Confidentiality. Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries, or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly Executive’s duties under this Agreement. Promptly following the termination of the Employment Period, Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).

9. Inventions. Executive hereby assigns to the Company his entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by Executive or developed or acquired by him during the Employment Period, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries. Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

10. Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Sections 6, 8 or 9 were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Executive agrees that he will submit himself to the personal jurisdiction of the courts of the State of Illinois in any action by the Company to enforce any provision of Sections 6, 8 or 9.

11. Survival. Sections 6, 8, 9 and 10 shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

12. Waiver of Breach. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of either party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

13. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor shall be substituted for the Company under this Agreement. The Company will require any successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment or succession had taken place.

14. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice). Such notices, demands, claims and other communications shall be deemed given:

(a)                                  in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)                                 in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)                                  in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

Combined Insurance Company of America

1000 Milwaukee Avenue

Northbrook, Illinois 60025

Attention: Corporate Secretary

with copies to:

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: Chief Executive Officer

Aon Corporation

200 East Randolph

Chicago, Illinois 60601

Attention: Executive Vice President and General Counsel

or to Executive:

815 Croft Ridge Road

Highland Park, Illinois 60035

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations (excluding the Severance Agreement between Aon Corporation and Executive) by or between the parties, written or oral, which may have related in any manner to the subject matter hereof

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

18. Amendment. The provisions of this Agreement may be amended only by the written agreement of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

Executive has executed, and the Company has caused this agreement to be executed in its name and on its behalf, all as of November 10, 2005.

/s/ Richard M. Ravin	/s/ Gregory C. Case
Richard M. Ravin	Gregory C. Case